Results of Shareholder Meeting (Unaudited)
At a special meeting of shareholders of MFS Institutional Mid Cap Growth Fund, which was held on November 1, 2001, the following actions were taken: Item 1. Trustees of the Trust were elected as follows:

Nominee
Number of Shares For

Jeffrey L. Shames 11,079,692.795
John W. Ballen 11,079,692.795
Lawrence H. Cohn 11,079,692.795
J. David Gibbons 11,079,692.795
William R. Gutow 11,079,692.795
J. Atwood Ives 11,079,692.795
Abby M. O'Neill 11,079,692.795
Lawrence T. Perera 11,079,692.795
William J. Poorvu 11,079,692.795
Arnold D. Scott 11,079,692.795
J. Dale Sherratt 11,079,692.795
Elaine R. Smith 11,079,692.795
Ward Smith 11,079,692.795
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares
For 11,079,692.795

Against
Abstain
Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares
For 11,079,692.795

Against
Abstain
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares
For 11,079,692.795

Against
Abstain
Item 5. To change the investment policy relating to investment in common stocks and other types of securities from fundamental to nonfundamental.(Item 5 is not applicable for the MFS Institutional Mid Cap Growth Fund.)
Number of Shares
For
Against
Abstain
Item 6. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending June 30, 2002.
Number of Shares
For 11,079,692.795
Against
Abstain